Exhibit 99.1


DRI Corporation Projects FY2008 Profit and Sets Policy on Earnings Guidance


    DALLAS--(BUSINESS WIRE)--Dec. 19, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that management has forecast a profitable outcome for fiscal year 2008 and adopted an earnings guidance policy.

    "In fiscal year 2008, we believe that we are poised to achieve revenue in the range of $68 million to $70 million, which could represent a year-over-year increase of 17 percent to 20 percent. Further, we believe fiscal year 2008 will be profitable with projected fully diluted earnings per share of 14 cents to 17 cents. In fiscal year 2008, we will be making additional investments in the business, our present served markets, new markets, technology and products as we simultaneously work to accelerate improvement in earnings. We believe that margins are in the early stage of improvement in fiscal years 2007 and 2008, and we will particularly focus on margins in 2008 with a goal of achieving further improvement as we progress through the year into 2009," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    Mr. Turney said the Company's improved operating results are rooted in actions taken during fiscal year 2006 when the U.S. transit market recovery began. "The earnings guidance given here for fiscal year 2008 is an improvement over the profit that we expect to report for fiscal year 2007. That, in our opinion, when taken in context of 2007's improvement over the 43 cent loss of 2006, points to the fact we are delivering on what we've said. We believe we are laying the foundation for improved shareholder value."

    In September 2007, DRI Corporation's management team projected the Company would reach a $100 million revenue run rate by the end of fiscal year 2010 without potential acquisitions.

    The Company also recently adopted a policy regarding the issuance of earnings guidance. "DRI Corporation serves a diverse market, which at times includes sizable contracts -- the delivery of which may distort period-over-period earnings patterns. Therefore, we must always take a longer-term view than simply one from quarter over quarter. For that reason, going forward, we will issue updated earnings guidance from time to time, but not on a specific schedule, and only when warranted," Mr. Turney said.

    ABOUT THE COMPANY

    DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statement relating to the DRI Board of Directors' and management's projected profitable growth outlook for the Company through fiscal year 2010; our positive outlook for our investments in market, product, business operating infrastructure, personnel, market conditions and emerging international markets; and any perceived resulting shareholder value that these may produce over time. Any statement containing words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," or "preliminarily," is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including: the risks and uncertainties that any of the assumptions we have made in order to develop our projected growth outlook through fiscal year 2010 may prove to be inaccurate; that our positive outlook on the items discussed in the press release may not be indicative of actual events in the future; that the factors discussed may not ultimately result in increased shareholder over time; as well as the risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007 and our subsequent quarterly reports, particularly those identified in Risk Factors Affecting Our Business. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this press release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this press release.

    CONTACT: DRI Corporation Contact:
             Veronica B. Marks
             Manager, Corporate Communications
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com
             or
             Christensen-cQuest Contact:
             Collum Hunter
             Associate
             Phone: (480) 614-3036
             Fax: (480) 614-3033
             E-Mail: chunter@ChristensenIR.com